ProPhase Labs Reports Financial Results

for the Fourth Quarter and Year Ended December 31, 2013

DOYLESTOWN, Pennsylvania – March 27, 2014.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported a net sales increase of 5.8% to $9.6 million for the three months ended December 31, 2013 as compared to net sales of $9.1 million for the three months ended December 31, 2012.

The Company realized net income for the three months ended December 31, 2013, of $597,000, or $0.04 per share, compared to net income of $453,000, or $0.04 per share, for the three months ended December 31, 2012. The improved financial results for the three months ended December 31, 2013 as compared to three months ended December 31, 2012 were due principally to the net effect of (i) increased revenues and improved gross margin, (ii) reduction in administrative expenses, offset by (iii) an increase in marketing expenditures as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives and implementation of our improved marketing plans.

For the year ended December 31, 2013, net sales increased 11.7% to $25.0 million as compared to $22.4 million for the year ended December 31, 2012. The Company generated net income for the year ended December 31, 2013, of $405,000, or $0.03 per share, as compared to a net loss of $1.1 million, or ($0.07) per share, for the year ended December 31, 2012.

The Company generated net income for the year ended December 31, 2013 compared to a net loss for the year ended December 31, 2012 principally as a result of the net effect of (i) an increase in net sales of $2.6 million, (ii) improved gross margin, (iii) reduced administrative costs of $234,000, and research and development costs of $477,000, offset by (iv) an increase in sales and marketing expense of $592,000, and (iv) elimination of the one-time settlement benefit of $1.0 million realized in Fiscal 2012.

Ted Karkus, ProPhase Labs' Chairman and CEO stated, “After net sales bottomed in 2010 at $14.5 million, we developed and implemented a long term strategy to grow our sales revenues and thereby increase the value of the Cold-EEZE® brand and the value of our company to the benefit of all shareholders. Despite the relatively weak incidence of upper respiratory illness over the past 3 years, our sales have grown consistently. As a result of our improved marketing plans and the introduction of new, well researched and well received products, our sales growth has been outpacing the general cough/cold category and also has increased on a percentage basis more than our competitors.”

Mr. Karkus added, “We are proud to announce that the effective implementation of our business plan has enabled the Company to report its first profitable fiscal year since 2005. Our goals for 2014 are to continue to follow this successful strategy. We plan to introduce another new premium Cold-EEZE® product (which we expect to be available nationally in the fall of 2014) which will constitute our QuickMelt delivery form that will not only shorten the duration of the common cold but will also provide additional attractive health benefits. Looking beyond 2014, our strategy will be to introduce products both inside and outside of the cough/cold category to leverage our strong distribution platform and expertise.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Net sales	$9,602	$9,079	$25,032	$22,406
Cost of sales	3,015	3,391	8,361	8,154
Gross profit	6,587	5,688	16,671	14,252

Operating expenses:
Sales and marketing	4,375	3,914	9,538	8,946
Administration	1,374	2,100	5,893	6,127
Research and development	238	246	824	1,301
Settlement benefit	-	(1,024)	-	(1,024)
	5,987	5,236	16,255	15,350

Income (loss) from operations	600	452	416	(1,098)

Interest and other income	-	-	2	7
Interest expense	(3)	1	(13)	-
Income (loss) before income taxes	597	453	405	(1,091)

Income tax (benefit)	-	-	-	-

Net income (loss)	$597	$453	$405	$(1,091)

Basic income (loss) per share	$0.04	$0.04	$0.03	$(0.07)

Diluted income (loss) per share	$0.04	$0.03	$0.03	$(0.07)

Weighted average common shares outstanding:
Basic	15,895	14,914	15,839	14,843
Diluted	16,428	15,305	16,276	14,843

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$1,638	$572
Accounts receivable	$5,319	$5,409
Inventory	$2,521	$2,051
Total current assets	$11,279	$10,719
Total assets	$17,420	$16,661

Total current liabilities	$4,624	$4,910
Other long term obligations	$200	$300
Total stockholders' equity	$12,596	$11,451